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                                                                   Exhibit  21.1


          Subsidiaries of JAWS Technologies, Inc., a Nevada corporation:


          JAWS Technologies Inc., an Alberta corporation
          Pace Systems Group Inc.
          JAWS Technologies, Inc., an Ontario corporation
          JAWS Technologies (Delaware), Inc., a Delaware corporation JAWS Acquisition Corp., an Alberta corporation